EXHIBIT 99.1
IMMEDIATE RELEASE

Sharps Compliance Announces Appointment of Pat Mulloy, Veteran CEO of Long-Term and Senior Care Businesses, to Board of Directors

HOUSTON, Texas, February 9, 2021 – Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today announced the appointment of William Patrick (Pat”) Mulloy II to its Board of Directors.

Mr. Mulloy has more than 20 years of experience in the senior housing and long-term care industry, having led three successful senior housing companies. Most recently he served as Chief Executive Officer of Elmcroft Senior Living, a provider of assisted and independent living, as well as memory and respite care, with over 80 communities in 18 states, which he led from its founding in 2006 through early 2018. From 1996 through early 2000, he served as President and Chief Executive Officer of Atria Senior Living, Inc., a large, national provider of retirement, assisted living and dementia care services. He served as CEO of Atria as both a private and public entity and led the successful sale of that company to Lazard Freres Real Estate Investments. In 2000, Mr. Mulloy was recruited by Morgan Stanley Capital Partners to lead their venture backed senior housing company, LifeTrust America. In 2004 he was instrumental in the sale and merger of Lifetrust into Five Star Quality Care, Inc., a larger, national, publicly traded provider of senior housing services. Prior to 1996, Mr. Mulloy practiced law for nearly 20 years and also served as the Secretary of Finance to the Governor of Kentucky. He holds undergraduate and law degrees from Vanderbilt University and is licensed to practice law in New York and Kentucky.

Mr. Mulloy now serves on several boards including: Vice Chair of University of Louisville Health Inc. and Director of Assembly Healthcare, which provides an array of technology-enabled products and services to long term care communities. Mr. Mulloy is also a member of the Board of Directors of Republic Bancorp, Inc. (NASDAQ-RBCAA). He also currently serves as Board Chair of Argentum, the country’s leading trade association representing senior living operators and capital providers.

Sharon Gabrielson, Chair of Sharps’ Board of Directors, stated, “With his distinguished career and corporate leadership experience in the Long-Term and Senior Care industry, we believe Pat will be an excellent addition to the Sharps Compliance Board of Directors. He brings extensive industry experience and knowledge particularly as we focus on increasing our business and offerings in the long-term care market. Pat’s many years of leadership experience which include contending with challenges specific to the senior housing market will add valuable perspective to our board and the management team.”

Pat Mulloy commented, “This is an exciting time to join the Sharps Compliance board, as the Company grows its leadership role as a provider of comprehensive medical waste solutions to small and medium quantity generators such as long-term care and senior living communities. Through a challenging year, Sharps has continued to provide uninterrupted service to its customers and this ongoing reliability combined with the tremendous market opportunity associated with both the management of medical waste and unused medications is a competitive advantage when pursuing senior living facilities. I look forward to lending my experience and relationships to assist the Company as it leverages its proven offerings to pursue a larger share of the long-term care segment.”

David P. Tusa, the Company’s Chief Executive Officer and President added, “Although, we do serve many organizations in the long-term care market, we believe there exists a substantial opportunity to leverage our successful offerings, including our route-based business and MedSafe offering, to land more business and increase market penetration. We welcome Pat and look forward to working with him as we look to extend our relationships in this market segment and capitalize on what we believe is a significant growth area for the Company as we move through 2021 and beyond.”

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance (NASDAQ: SMED) is a leading business-to-business services provider to the healthcare, long-term care and retail pharmacy markets. Sharps Compliance offers comprehensive solutions for the management of regulated medical waste, hazardous waste and unused medications. For more information, visit: www.sharpsinc.com.

Safe Harbor Statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com